Exhibit No.99

Cautionary  Statement  For  Purposes  Of  The"Safe   Harbor"
Provisions Of The Private Securities Litigation Reform Act of 1995

Encore  Computer Corporation (the "Company") is filing  this
Exhibit in order to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 by setting forth in a readily available document certain significant risks and uncertainties that are important considerations to be taken into account in conjunction with consideration and review of the Company's reports, registration statements, information statements, press releases, and other publicly-disseminated documents and statements that include forward-looking information.

Forward-Looking Statements; Cautionary Statement

When used anywhere in filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "project", or "outlook" or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These risk factors are described below. The Company specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Risk Factors

Losses and Acquisitions of Gould/CSD. In 1989 the Company acquired the computer systems business of Gould Inc. ("Gould/CSD"), a significantly larger business, and has subsequently invested heavily in research and development activities to integrate both businesses' technologies into a single, high performance open system architecture. Since the acquisition, the Company has had significant losses in each of its fiscal years. The losses in 1989 were due in part to the absorption of acquisition related costs. Since that time, losses have been due to (i) the termination of a reseller agreement between the Company and Amdahl Corporation, (ii) a slower than anticipated acceptance of the Company's new open system technology products in the information systems marketplace, (iii) continued heavy investment in research and development of its open systems architecture, and (iv) declining equipment sales as certain of the Company's traditional real-time products have reached the end of their product life cycle. New product offerings are available for shipment, however, to date net sales of such new products have not offset declines realized in other product offerings. Accordingly, the Company has continued to experience rapidly declining product and customer service revenues. Encore plans to return to profitability in the future, but management is unable to predict when that may occur. There is no assurance that such plans to return to profitability can be accomplished.

Product  and  Market Development.    For several  years  the
Company has been transitioning its product line from a proprietary to an open systems architecture and its market focus from its traditional real-time niches to development of products to compete in the multibillion dollar storage marketplace. This effort has most recently resulted in the announcement and delivery of products such as the Infinity SP and R/T tm. The Company has invested heavily in research and development of the Infinity SP tm Universal Storage
Processor   with  DataShare tm Facilities.   Currently,  these
products   are  available  for  sale  in  this  marketplace,
however, at this time demand for such products has not achieved anticipated levels. The Company's success will depend on its ability to effectively penetrate storage products markets presently led by established companies such as International Business Machines Corporation ("IBM"), EMC Corporation ("EMC") and Hitachi Data Systems. Many of the Company's competitors have substantially greater financial,
technical, and marketing resources than the Company.   These
established companies command more name recognition among potential customers, a larger installed base and have available to them substantially more financial resources with which to compete.

The Company's ability to increase sales and improve operating results for future periods is dependent upon the acceptance of its storage products in the marketplace, and the timely and successful introduction of additional functions and features for these products. The Company continues to seek out strategic distribution partners whose industry presence, expertise and sales channels will allow it to more efficiently bring the Company's open system and storage product offerings to market. There can be no assurance that the Company's products, which are in the early stage of market introduction will achieve or sustain market acceptance or successfully compete against the products of other larger, better known companies.

Competition. The computer industry is intensely competitive. The Company's principal competitors within the storage products marketplace are companies such as IBM, EMC, Hitachi Data Systems and Storage Technology. The primary competitors in the Company's real-time markets are also established companies, such as Silicon Graphics and Harris Corporation. Competitors in the information processing market include established companies like Digital Equipment Corporation, IBM, Hewlett Packard Company and Sequent
Computer Systems, all of which have substantially greater financial, technical, manufacturing and marketing resources than the Company. The development and introduction by competitors of products with superior performance or substantially lower prices would materially and adversely affect the Company's business. There can be no assurance that the Company will be able to compete effectively in the future.

Financing Requirements. Since 1989, the principal source of both debt and equity financing for the Company has been provided by Gould Electronics Inc. ("Gould") and EFI International Inc., wholly owned subsidiaries of Japan Energy Corporation ("Japan Energy") (collectively, the "Japan Energy Group"). The Japan Energy Group has provided the Company with a credit facility and loan guarantees, refinanced subordinated debentures of the Company and entered into various exchanges of indebtedness for the Company's preferred stock. On March 19, 1997, the Company and Gould agreed to cancel $40,000,000 of indebtedness owed to Gould under their loan agreement (the "Credit Agreement") in exchange for the issuance to Gould of 400,000 shares of the Company's Series I Convertible Preferred Stock ("Series I") with a liquidation preference of $40,000,000. In addition to the exchange of indebtedness for shares of Series I, the Company and Gould also agreed to amend the Credit Agreement to (i) reduce the maximum amount which can be borrowed by the Company from $80,000,000 to $50,000,000 and (ii) provide that any borrowings in excess of $41,915,869 (the principal amount outstanding on March 19, 1997 after giving effect to the exchange of indebtedness for shares of Series I) may be made only at the discretion of Gould. As of April 12, 1997 the Company owed to Gould $45,525,494 under the Credit Agreement, plus $12,974,348 in accrued interest. All borrowings under the Credit Agreement, plus accrued interest, are due and payable on May 31, 1997. In the event of default, the rate of interest to be applied will immediately increase by an additional 2%. As of the closing date, the Japan Energy Group beneficially owned 83% of the common stock assuming the full conversion of all shares of its preferred stock. Until it returns to a state of sustained profitability, it is unlikely that the Company will be able to secure additional funding from unrelated parties or be able to generate the levels of cash through operations necessary to meet the on-going need of the business. Accordingly, the Company is and will remain dependent on the continued financial support of the Japan Energy Group. Should the Company be unsuccessful in securing additional future financing from the Japan Energy Group as is required, it is likely that the Company will experience a severe liquidity crisis and accordingly be unable to settle its liabilities in the ordinary course of business.

Intellectual Property License. In connection with an exchange of preferred stock for indebtedness, the Company and Gould entered into an intellectual property licensing agreement whereby the Company agreed to license substantially all of its intellectual property to Gould under certain conditions. The intellectual property license is royalty free but Gould can, at its option, exercise its rights to use or otherwise sublicense others to use the Company's intellectual property. The licensed technology is being held in escrow and is now subject to release to Gould upon its request to enable it to exercise its rights. In accordance with prior agreements made with the United States Defense Investigative Services ("DIS"), Gould must provide ninety days notice to DIS in the event it elects to take possession of the intellectual property. If Gould should take possession of the intellectual property, the Company would continue to have the right to use that property, but such action by Gould would have a material adverse effect on the Company's business.

Quarterly Performance Fluctuation. Many of the Company's sales are made to customers who typically place orders for computer systems on an as required basis. The Company generally ships products to its customers as promptly as practicable upon receipt of customer orders. Additionally, a substantial amount of the Company's sales relate to long term customer programs with irregular delivery schedules. As is the case with many companies in the computer business, a significant portion of the Company's shipments has typically occurred in the last month of a fiscal quarter. As a result, revenues and net income can fluctuate significantly from quarter to quarter, based on customer requirements and the timing of orders and shipments.

U.S. Government and Foreign Sales. In the fiscal year ended December 31, 1995, approximately 24% of the Company's revenues were derived through sales to various United States government agencies (primarily, the Department of Defense). Despite the Company's best efforts to comply with all appropriate regulations and legislation regarding government contracting, no assurance can be given that the Company's method of pricing United States government contracts will not be challenged in the future. Certain government agencies, such as the Department of Defense, are precluded from awarding contracts which require access to classified information to foreign owned or controlled companies. In May 1989, the Company was notified by DIS that its primary facility security clearances had been suspended pending resolution of certain foreign interest and control issues related to Japan Energy's ownership of the Company's shares. In August 1989, based upon satisfactory actions taken by the Company, DIS reinstated the aforementioned security clearances. Since that time the Company and the Japan Energy Group have worked to comply with all U.S. requirements. In particular, the Japan Energy Group has agreed to accept certain terms and conditions relating to its equity securities in the Company, including limitations on the voting rights of its shares, limitations on the number of seats it may have on the board of directors and certain restrictions on the conversion of its preferred shares into common stock. In connection with the various exchanges of indebtedness for preferred stock discussed herein and in Note M of the Notes to Consolidated Financial Statements, the United States Defense Investigative Service ("DIS") has reviewed the relationship between the Company and the Japan Energy Group under revised government requirements relating to foreign ownership, control and influence. Given the current requirements in the National Industrial Security Program Operating Manual ("NISPOM"), DIS has decided to replace the previous method of negation of Foreign Ownership Control and Influence, accomplished by Board Resolution, with a more detailed Security Control Agreement as prescribed by DIS in the NISPOM, which is currently being drafted by Encore's counsel. The Company and the Japan Energy Group have worked with DIS to ensure the Company's continued compliance with U.S. regulations relating to foreign ownership of U.S. companies. There can be no assurance, however, that other foreign ownership and control issues may not arise and adversely impact the Company's business in the future.

In fiscal 1996, sales to international customers accounted for approximately 59% of the Company's total revenues. There can be no assurance that foreign currency exchange fluctuations will not have an adverse effect on the Company's future revenues and profits.

Dependence on Key Vendors and Subcontractors. The Company's business is dependent on the continued, timely and reliable supply of microprocessors, integrated circuits, parts, components and certain subassemblies from several key vendors. The Company has developed multiple commercial sources for most components and raw materials used in the manufacture of its computer systems. However, because of the attractiveness of employing the latest technology in its product line, the Company does utilize several single source vendors for certain critical components in its various product lines. Delays in delivery of any such single source component could cause unplanned delays in the shipment of certain products. Failure to obtain sole source components in adequate quantities on a timely basis could delay shipments and would have a material adverse effect on the Company's business and financial results.

In order to minimize its development cycle, development efforts of the Company may at times be subcontracted to third parties with particular required technological expertise. Although the Company takes every reasonable step to minimize risks associated with this practice, this increases the Company's reliance on the performance of others and could result in unplanned delays in the product development process.

Key Personnel. The success of the Company is dependent upon the continued employment of its executive officers and key employees and its ability to attract new employees. The competition for sales, marketing, engineering and other personnel in the computer industry is intense. In particular, there is currently great demand within the computer industry for qualified personnel with experience in the areas of parallel and multiprocessing technology. The Company's inability to retain key employees or to attract new employees could have a material adverse effect on the Company's business